Anavex successfully completes a Phase 1 clinical trial for ANAVEX 2-73

Hoboken, NJ – November 14, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) today announced the successful completion of its Phase 1 single ascending dose (SAD) clinical trial of ANAVEX 2-73, the company’s lead drug candidate for the treatment of Alzheimer’s Disease (AD). ANAVEX 2-73 is the first of a new class of oral drugs being studied to potentially treat AD through disease modification rather than focusing only on symptomatic improvement.

In this Phase 1 SAD study, the maximum tolerated single dose was defined per protocol as 55-60 mg. This dose is above the equivalent dose shown to have positive effects in mouse models of AD. There were no significant changes in laboratory or electrocardiogram (ECG) parameters. ANAVEX 2-73 was well tolerated below the 55-60 mg dose with only mild adverse events in some volunteers. Observed adverse events at doses above the maximum tolerated single dose included headache and dizziness, which were moderate in severity and reversible. These side effects are often seen with drugs that target central nervous system (CNS) conditions, including AD.

“With the successful completion of this trial, we will immediately begin a multiple ascending dose trial,” said Dr. George Tidmarsh, MD, PhD, Executive Director of Anavex. “Further analysis of the data is ongoing and we look forward to announcing complete results later this year. These Phase 1 studies take us an important step closer to Phase 2 trials in patients with Alzheimer’s Disease.”

"Targeting the sigma-1 receptor represents a novel therapeutic avenue with potential for the treatment of Alzheimer's Disease. I welcome new treatment approaches to this devastating disease," said Dr. Jeffrey Cummings, member of the Anavex Scientific Advisory Board, Professor of Neurotherapeutics and Drug Development in the Neurological Institute, Cleveland Clinic and Director of the Cleveland Clinic Lou Ruvo Center for Brain Health, Las Vegas, Nevada and Cleveland, Ohio.

The ANAVEX 2-73 Phase 1 trial was conducted as a randomized, placebo-controlled study. Healthy male volunteers between the ages of 18 and 55 received single, ascending oral doses over the course of the trial. Study endpoints included safety and tolerability together with pharmacokinetic parameters. Pharmacokinetics includes the absorption and distribution of a drug, the rate at which a drug enters the blood and the duration of its effect, as well as chemical changes of the substance in the body. This study was conducted in Germany in collaboration with ABX-CRO, a clinical research organization that has conducted several Alzheimer’s Disease studies, and the Technical University of Dresden.

Drug development of novel compounds prior to marketing authorization involves Phase 1 single and multiple ascending dose studies prior to initiating Phase 2 studies. Phase 2 studies are intended to further assess the safety of the compound as well provide an initial evaluation of activity. Phase 3 trials involve a much larger number of patients and are designed to demonstrate clinical efficacy and further define the safety profile of the compound.

About Alzheimer’s Disease

While Alzheimer’s Disease is most common in people over the age of 65, it can strike adults of any age irrespective of their gender, background or socioeconomic status. According to the Alzheimer’s Association, an estimated 5.4 million Americans are currently living with Alzheimer’s disease. The number of Americans aged 65 and over with Alzheimer’s is estimated to reach 7.7 million in 2030. This represents a 50 percent increase from the 5.2 million Americans aged 65 and older who are currently affected. The Alzheimer’s Association further projects that the number of Americans aged 65 and older who are affected by Alzheimer’s disease may double or triple to between 11 and 16 million by 2050 unless there are developments to prevent or more effectively treat the disease.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that ANAVEX 2-73 is the first of a new class of oral drugs being studied to potentially treat Alzheimer’s through disease modification, that targeting the sigma-1 receptor represents a novel therapeutic avenue with potential for the treatment of Alzheimer’s Disease, and that we will be announcing complete results later this year. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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